Exhibit 2.01

Disclosure of Payment by Resource Extraction Issuer
Payments made during the fiscal year ended December 31, 2023 ($ Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
Israel	Dead Sea HaDarom (Potash and Industrial Products segments) (4)	Local Municipalities (HaDarom)	23,923	-	-	-	23,923
		Israel Ports (HaDarom)	-	-	14,722	-	14,722
		Government offices	743	-	-	6,568	7,311	Ministry of Energy and Infrastructure and Ministry of Tourism
		Mekorot Water Company Ltd.	-	-	8,328	-	8,328
		Israel Electricity	-	-	24,301	-	24,301
		State Treasury	-	157,880	-	20,772	178,652
		Tax Authority	150,335	-	-	-	150,335
	Total Dead Sea		175,001	157,880	47,351	27,340	407,572
	Rotem Mines HaDarom (Phosphate Solutions segment)	Local Municipalities (HaDarom)	7,835	-	-	-	7,835
		Israel Ports (HaDarom)	-	-	4,739	-	4,739
		Government offices	406	12,130	-	-	12,536	Ministry of Energy and Infrastructure
		Mekorot Water Company Ltd.	-	-	26,048	-	26,048
		Israel Electricity	-	-	5,454	-	5,454
		Tax Authority	3,474	-	-	-	3,474
	Total Rotem Mines		11,715	12,130	36,241	-	60,086
United Kingdom	Boulby England (Growing Solutions segment)	Redcar & Cleveland Borough Council	1,377	-	-	-	1,377
		North York Moors National Park Authority	1,165	-	-	-	1,165
		The Crown Estate	-	3,545	-	-	3,545
		Tax Authority	7,257	-	-	-	7,257
	Total Boulby		9,799	3,545	-	-	13,344

Disclosure of Payment by Resource Extraction Issuer
Payments made during the fiscal year ended December 31, 2023 (Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
Spain	Cabanassas Cataluña (Potash segment)	Súria and Sallent town councils	577	-	413	-	990
		Catalonian Government and Catalan Water Agency (ACA)	24	284	835	4,859	6,002
		Tax Authority	7,455	139	57	-	7,651
	Total Cabanassas		8,056	423	1,305	4,859	14,643
China	Haikou Yunnan Province (Phosphate Solutions segment)	Kunming Xishan District Natural Resources Bureau and Kunming Water Supplies Bureau	-	463	1,083	-	1,546
		Tax Authority	23,193	4,698	282	-	28,173
		Kunming Electricity	-	-	7,287	-	7,287
	Total Haikou		23,193	5,161	8,652	-	37,006
Total			227,764	179,139	93,549	32,199	532,651

(1)
All payments are reported in U.S. dollars (USD) which is the reporting currency of the consolidated financial statements of ICL.
Payments in England, Spain and China were made in GBP, Euro and RMB, respectively, and translated using the relevant average annual rate of USD.

(2)	Resource subject of commercial development - Dead Sea: potash, magnesium and bromine; Rotem Mines: phosphate; Boulby: polyhalite; Cabanassas: potash; Haikou: phosphate.
(3)	Method of extraction - Dead Sea: evaporation ponds; Rotem Mines and Haikou: Open pits; Boulby and Cabanassas: underground mines.

Payments by Segments - Dead Sea project
Payments made during the fiscal year ended December 31, 2023 (Thousands) (1)

(4)	Dead Sea project - payments by segments:

Segment name	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total
Industrial Products (IP)	Local Municipalities (HaDarom)	1,270	-	-	-	1,270
	Mekorot Water Company Ltd.	-	-	2,976	-	2,976
	State Treasury	-	44,000	-	-	44,000
	Tax Authority	14,696	-	-	-	14,696
Total IP		15,966	44,000	2,976	-	62,942
Total Potash		159,035	113,880	44,375	27,340	344,630
Total Dead Sea		175,001	157,880	47,351	27,340	407,572